EXHIBIT 5.1

Chadwick L. Mills

+1 650 843 5654

cmills@cooley.com

March 16, 2018

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, TN 38103

Re:          Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to GTx, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,795,591 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 1,645,591 shares of Common Stock (the “2013 EIP Shares”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 EIP”), (b) 100,000 shares of Common Stock (the “2013 NEDEIP Shares”) pursuant to the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP”) and (c) 50,000 shares of Common Stock (the “DDCP Shares”) pursuant to the Company’s Directors’ Deferred Compensation Plan (the “DDCP” and together with the 2013 EIP and 2013 NEDEIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2013 EIP Shares, the 2013 NEDEIP Shares and the DDCP Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   101 California Street   5th Floor  San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Sincerely,

COOLEY LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills